March 16 2015

FoamOnly Recycling Corp.
107A 81 golden Drive
Coquitlam BC
V3K 6R2

Notice of Intent:

This notice is to show intent of engagement between FoamOnly and New Fuel Systems Inc.

FoamOnly agrees to sell our inventory of densified EPS(expanded polystyrene) to New Fuels Systems Inc. for the purpose of producing styrene monomer through the New Fuel pyrolysis system. Material will be sold at fair market value. FoamOnly produces currently 3 MT daily with a projection of growth to 18 MT daily by 2016. This relationship will secure a local market for our EPS procured from a stewardship program we are currently engaged in. MMBC, the steward of the material requires domestic market be serviced in priority. The New Fuel Systems pyrolysis process converts the EPS material to a format where domestic markets become available.

This agreement also includes our non-targeted material such as LDPE HDPE and PP plastics we receive totaling approximately 1 MT daily.

                /s/ Mark Obedzinski

President

FoamOnly Recycling Corporation